DAVIS NEW YORK VENTURE FUND, INC.
SIXTH AMENDMENT OF INVESTMENT ADVISORY AGREEMENT
July 1, 2009
Davis Selected Advisers, L.P.
2949 East Elvira Road, Suite 101
Tucson, Arizona 85756
Gentlemen:
We hereby confirm that, as of July 1, 2009, paragraph 6 of our Investment Advisory Agreement of January 1, 2001, is amended in its entirety to read as follows:
6.	Fees. The Company has formed four funds, consisting of separate investment portfolios, and wishes to employ you to supervise and assist in the management of all four funds upon the terms and conditions described in this Agreement. In consideration of such services, we shall pay you a fee calculated at the following annual rates based upon the daily net asset value of each separate portfolio:
Davis New York Venture Fund Adviser Fee Schedule

Assets	Cum. Assets
(millions)	(millions)	Fee*

$3,000	$3,000	0.55%
$1,000	$4,000	0.54%
$1,000	$5,000	0.53%
$1,000	$6,000	0.52%
$1,000	$7,000	0.51%
$3,000	$10,000	0.50%
$8,000	$18,000	0.485%
$7,000	$25,000	0.47%
$8,000	$33,000	0.455%
$7,000	$40,000	0.440%
$8,000	$48,000	0.425%
$7,000	$55,000	0.41%
Excess	$55,000 +	0.395%

*	fee expressed as a percentage of average net assets.

Davis Research Fund, Davis Global Fund, Davis International Fund Adviser Fee Schedule

Assets	Cum. Assets
(millions)	(millions)	Annual Fee*

All	All	0.55%

*	fee expressed as a percentage of average net assets.
For this purpose, the daily net asset value shall be computed in the same manner as the value of such daily net assets are computed in connection with the determination of the net asset value of our shares. The fee shall be accrued daily and paid monthly on the first business day following the end of the month in which the services were rendered.
In all other respects, the Investment Advisory Agreement of January 1, 2001, remains in full force and effect.
If the foregoing is in accordance with your understanding, please indicate by signing and returning to us the enclosed copy hereof.
Very truly yours,
Davis New York Venture Fund, Inc.

By	Doug Haines Vice President
Accepted as of the day and year first above written.
Davis Selected Advisers, L.P.
By: Davis Investments, LLC, General Partner

By:	Thomas Tays Vice President